Exhibit 10.1

Execution Copy

AMENDMENT 2013-1

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated as of October 1, 2013, is by and between SunGard Data Systems Inc., a Delaware corporation (“SunGard”) and Victoria E. Silbey (“Executive”).

WHEREAS, SunGard and Executive previously entered into an Employment Agreement, effective August 11, 2005, as amended by amendment 2008-1, effective January 1, 2008 (“Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with SunGard;

WHEREAS, SunGard and Executive desire to amend the Employment Agreement to reflect a shift in the allocation of Executive’s cash to stock compensation ratio; and

WHEREAS, pursuant to Section 10(a) of the Employment Agreement, the Employment Agreement may be amended upon written amendment approved by the Board (as defined in the Employment Agreement) and executed on behalf of SunGard by a duly authorized officer of SunGard and by Executive.

NOW, THEREFORE, SunGard and Executive hereby agree that, effective as of the date of this Amendment, the Employment Agreement shall be amended as follows:

1. Section 1 of the Employment Agreement is hereby amended to add a new Section 1.9 to read as follows:

“1.9 RSU Grants.

(a) Initial Grant. In exchange for a reduction in Executive’s target annual incentive bonus under the EIC plan for 2013 and later years from $650,000 to $500,000 in accordance with the terms of this Section 1.9, on June 1, 2013 (“Grant Date”), Executive shall receive an award of restricted stock units for units of Stock (as defined in the Incentive Plan) with a value of $450,000 on the Grant Date (“Initial RSU Grant”), subject to vesting and other terms and conditions set forth in the restricted stock unit grant agreement attached hereto as Exhibit E (the “RSU Grant Agreement”) and in the Incentive Plan, as it may be amended from time to time. Notwithstanding anything to the contrary in the Initial RSU Grant, upon distribution of the shares of Stock underlying the Initial RSU Grant (“RSU Shares”) and prior to the date that the capital stock of SunGard Capital Corp. and SunGard Capital Corp. II (collectively, “Capital”) is publicly traded in the open market (“Open Public Market Date”), Executive (or Executive’s estate or legal representatives in the case of Executive’s death or Disability) shall have the right to require SunGard, on 30 days prior notice, to repurchase for cash all or any portion of the RSU Shares on a date that is at least six months after the date on which Executive receives a distribution of such RSU Shares pursuant to the terms of the RSU Grant. The purchase price per RSU Share that has been distributed to Executive shall be equal to the fair market value of such RSU Share on the date of repurchase, based on the good faith determination of

“fair market value” by the Board. On and after the Open Public Market Date and following the expiration of any lockup or other limitation on Executive’s ability to sell the RSU Shares freely in the public market, Executive may sell the RSU Shares freely in the public market, subject to compliance with SunGard’s policy on trading by executives. Executive’s right (or the right of Executive’s estate or legal representatives in the event of Executive’s death or Disability) to sell the RSU Shares to SunGard pursuant to this Section 1.9 shall expire on the earlier of (i) the date immediately preceding the Open Public Market Date or (ii) the date that is one year after Executive ceases to be employed by SunGard for any reason.

(b) Follow-On Grant(s). SunGard has the option to make additional and successive follow-on grant(s) of equity for similar value as the Initial RSU Grant on or around January 1, 2016 and on the day following the last day of the vesting period of any successive grant, with similar terms and conditions as the Initial RSU Grant set forth in Section 1.9(a) and the RSU Grant Agreement (“Follow-On Grant”). If SunGard determines that it will not make a Follow-On Grant at the end of the vesting period of the then current grant made under this section 1.9, Executive’s Base Salary plus Target Incentive Bonus (“Annual Cash Target”) will increase by at least $150,000.”

2. Section 2.1(b)(i) is hereby amended in its entirety to read as follows:

“SunGard shall pay to Executive a lump sum cash payment equal to the Applicable Multiplier multiplied by the greater of (x) $1,128,000 or (y) Executive’s Annual Cash Target for the Year of Termination (which shall utilize, if applicable, such higher rate of Base Salary in effect immediately before any reduction thereof that constituted Good Reason), payable within ten (10) days after Executive’s Date of Termination.”

3. The individual signing below on behalf of SunGard is a duly authorized officer of SunGard who has the authority to enter into this Amendment on behalf of SunGard.

4. In all respects not modified by this Amendment, the Employment Agreement is hereby ratified and confirmed.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment, effective as of the date set forth above.

SUNGARD DATA SYSTEMS INC.

Date: June 3, 2013	By:	/s/ Russell P. Fradin
	Name:	Russell P. Fradin
	Title:	Chief Executive Officer

Date: October 1, 2013		/s/ Victoria E. Silbey
Executive

For good and valuable consideration, including Executive’s agreement to continue to serve as Senior Vice President – Legal, and Chief Legal Officer of SunGard Data Systems Inc., the obligations of SunGard Data Systems Inc. under this Employment Agreement, dated August 11, 2005, as amended by amendment 2008-1, effective January 1, 2008 and this amendment 2013-1, effective October 1, 2013 (the “Amended Employment Agreement”), with Victoria E. Silbey shall be, jointly and severally, guaranteed by SunGard Capital Corp. and SunGard Capital Corp. II. In addition, SunGard Capital Corp. and SunGard Capital Corp. II agree to be bound by the terms of Section 1.9 of the Amended Employment Agreement which are expressly applicable to SunGard Capital Corp. and SunGard Capital Corp. II.

SUNGARD CAPITAL CORP.

By:	/s/ Russell P. Fradin
Name:	Russell P. Fradin
Title:	Chief Executive Officer

Dated: June 3, 2013

SUNGARD CAPITAL CORP. II

By:	/s/ Russell P. Fradin
Name:	Russell P. Fradin
Title:	Chief Executive Officer

Dated: June 3, 2013

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Exhibit E

Name: Victoria E. Silbey

Number of Stock Units: 25,290

Date of Grant: June 1, 2013

SUNGARD CAPITAL CORP. AND SUNGARD CAPITAL CORP. II

MANAGEMENT TIME-BASED RESTRICTED STOCK UNIT AGREEMENT

THIS AWARD AND ANY SECURITIES ISSUED UPON THE PAYMENT OF THIS RESTRICTED STOCK UNIT AWARD ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AND REQUIREMENTS OF SALE AND OTHER PROVISIONS AS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT AMONG SUNGARD CAPITAL CORP., SUNGARD CAPITAL CORP. II, SUNGARD HOLDING CORP., SUNGARD HOLDCO LLC, SUNGARD DATA SYSTEMS INC. AND CERTAIN STOCKHOLDERS OF SUNGARD CAPITAL CORP. AND SUNGARD CAPITAL CORP. II, DATED AS OF NOVEMBER 7, 2012 (AS IN EFFECT FROM TIME TO TIME, THE “STOCKHOLDERS AGREEMENT”).

SUNGARD CAPITAL CORP. AND SUNGARD CAPITAL CORP. II STRONGLY ENCOURAGE YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.

This agreement (the “Agreement”) evidences Restricted Stock Units granted by SunGard Capital Corp., a Delaware corporation (the “Company”), and SunGard Capital Corp. II, a Delaware corporation (“Lowerco” and together with the Company, the “Companies”), to the undersigned (the “Grantee”), pursuant to, and subject to the terms of, the SunGard 2005 Management Incentive Plan (as amended from time to time, the “Plan”) which is incorporated herein by reference and of which the Grantee hereby acknowledges receipt.

1. Grant of Restricted Stock Units. The Company and Lowerco (as applicable) grant to the Grantee, as of the above Date of Grant, Restricted Stock Units for the number of Stock Units stated above (the “Stock Units”), on the terms provided herein and in the Plan. The Stock Units represent a conditional right to receive Units (as defined below) consisting of Class A Common shares, Class L Common shares and Lowerco Preferred shares (the “Shares”). The Stock Units evidenced by this Agreement are granted to the Grantee in an Employment capacity as an Employee.

2. Stock Unit Account. The Company shall establish and maintain a Stock Unit account (the “Account”) as a bookkeeping account on its records for the Grantee and shall record in the Account the number of Stock Units awarded to the Grantee. No Shares shall be issued to the Grantee at the time the Award is made, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Companies with respect to any Stock Units recorded in the Account or amounts credited to the Account pursuant to Section 8. The Grantee shall not have any interest in any fund or specific assets of the Companies by reason of this Award or the Account established for the Grantee.

3. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used in this Agreement shall have the same meaning as in the Plan. The terms “Change of Control,” “Disability” and “Fair Market Value” shall have the same meaning as set forth in the Stockholders Agreement and without regard to any subsequent amendment thereof. The terms “Cause” and “Good Reason” shall have the same meaning as set forth in the Employment Agreement by and between the Employer and the Grantee, effective August 11, 2005, as amended by amendment 2008-1 and amendment 2013-1 (the “Employment Agreement”). The following terms shall have the following meanings:

(a)	“Adjustment Event” means (i) a cash distribution with respect to Shares paid to all or substantially all holders of Shares, other than cash dividends in respect of Shares declared by the Board as part of a regular dividend payment practice or stated cash dividend policy of the Company following an IPO, or (ii) a substantially pro rata redemption or substantially pro rata repurchase (in each case, as applicable, by the Company, Lowerco or any of their subsidiaries) of all or part of any class of Shares;

(b)	“CEO” means the Chief Executive Officer of the Company.

(c)	“Date of Termination” means the date that the termination of the Grantee’s Employment with Employer is effective on account of the Grantee’s death, the Grantee’s Disability, termination by Employer for Cause or without Cause, or by the Grantee, as the case may be; “Year of Termination” means the calendar year during which the Grantee’s Date of Termination occurs;

(d)	“Employer” means the Company or, as the case may be, its Affiliate with whom the Grantee has entered into an Employment relationship;

(e)	“Restrictive Covenant” means any of the restrictive covenants set forth in Exhibit A, which is incorporated herein by reference;

(f)	“Tax” or “Taxes” means any income tax, social insurance, payroll tax, contributions, payment on account obligations or other payments; and

(g)	“Unit” means an undivided interest in 1.3 Class A shares, 0.1444 Class L shares and 0.05 Lowerco Preferred shares, determined at the Date of Grant, as it may be adjusted as provided herein.

As used herein with respect to the Stock Units, the term “vest” means that the restrictions on the right to receive payment pursuant to the Stock Units lapse in whole or in specified part.

4. Vesting of Stock Units. The Stock Units shall be subject to forfeiture until the Stock Units vest. The Stock Units shall vest, in accordance with Schedule A, based on the Grantee’s continued Employment; provided, however, that:

(a)	upon a Change of Control on or prior to December 30 of a calendar year and prior to the date that the Stock Units are fully vested, one-third of the Stock Units shall become vested, and any remaining unvested Stock Units shall continue to vest as provided for herein;

(b)	if the Grantee’s Employment terminates as a result of death on or prior to December 30 of a calendar year and prior to the date that the Stock Units are fully vested, one-third of the Stock Units shall become vested as of the Date of Termination, and any remaining unvested Stock Units shall be forfeited as of the Date of Termination;

(c)	other than as provided for in subsection (a), if the Grantee’s Employment terminates (i) as a result of termination by Employer without Cause or as a result of resignation by Grantee for Good Reason and, in either case, Grantee has executed and not revoked the release required by the Employment Agreement or Employer did not provide such release or (ii) as a result of Grantee’s disability, then the Stock Units to vest in that Year of Termination shall vest on a pro rata basis, with such portion vesting being determined by multiplying (x) 8,430 by (y) (A) the number of days in which the Grantee was employed by Employer during the Year of Termination divided by (B) 365 (rounded to the nearest whole number of Stock Units), and any remaining unvested Stock Units shall be forfeited as of the Date of Termination; and

(d)	if the Grantee’s Employment terminates (i) as a result of termination by Employer without Cause or by Grantee for Good Reason and, in either case, Grantee has not executed the release required by the Employment Agreement or has revoked such release, (ii) as a result of termination by Employer for Cause, or (iii) as a result of Grantee’s resignation without Good Reason, then all of the unvested Stock Units will be immediately forfeited by the Grantee and terminate as of the Date of Termination.

5. Payment of Stock Units. The Grantee’s vested Stock Units shall be paid in Shares as and when they vest in accordance with Section 4. Subject to Sections 15, 16 and 21, when the vested Stock Units become payable, the Companies will issue to the Grantee Shares representing the Units underlying the vested Stock Units, subject to satisfaction of the Grantee’s Tax withholding obligations as described below, within 30 days after the payment event.

6. Certain Calls and Puts. The Stock Units granted hereunder and the related Shares are subject to the call rights contained in Section 6 of the Stockholders Agreement, while the Stockholders Agreement remains in effect; provided, however, that the call rights contained in Section 6 of the Stockholders Agreement shall not apply in the event of a termination resulting from Disability or death. In addition, the Stock Units granted hereunder and the related Shares are subject to the put rights contained in Section 1.9 of the Employment Agreement.

7. Share Restrictions, etc. Except as expressly provided herein, the Grantee’s rights hereunder and with respect to Shares received upon payment in accordance with Section 5 herein are subject to the restrictions and other provisions contained in the Stockholders Agreement, while the Stockholders Agreement remains in effect.

8. Distributions, Redemptions, etc.

(a)	Upon the occurrence of an Adjustment Event, there shall be credited to the Account an amount equal to the product of (i) the per-Share amount paid with respect to Shares underlying the Stock Units in connection with the Adjustment Event, multiplied by (ii) the number of Shares of the class of stock affected by the Adjustment Event that are included in each Unit immediately prior to the Adjustment Event, multiplied by (iii) the number of Units underlying the Grantee’s Stock Units pursuant to this Award.

(b)	If any other cash dividend or distribution is paid with respect to Shares underlying the Stock Units, there shall be credited to the Account an amount equal to the product of (i) the per-Share amount paid with respect to Shares underlying the Stock Units, multiplied by (ii) the number of Shares of the applicable class of stock that are included in each Unit, multiplied by (iii) the number of Units underlying the Grantee’s Stock Units pursuant to this Award.

(c)	The amount credited to the Account pursuant to this Section 8 with respect to Stock Units is referred to as the “Bonus Value.” The Bonus Value shall vest on the same terms as the Stock Units to which it relates, as set forth in this Agreement, and the vested Bonus Value shall be paid to the Grantee, in cash, Shares or such other securities or assets as the Compensation Committee or Board shall determine, at the same time as the vested Stock Units are paid pursuant to Section 5 herein, consistent with Section 409A of the Code.

(d)	In the case of a redemption or repurchase of Shares, the number of Shares of the class of stock redeemed or repurchased that are subject to outstanding Stock Units will be automatically reduced by an amount proportionate to the percentage reduction in outstanding Shares of the affected class resulting from the redemption or repurchase. The Grantee shall be entitled to receive any information reasonably requested regarding the composition of a Unit, as adjusted in accordance with this Section 8.

9. Forfeiture. Upon delivery of Shares pursuant to the Stock Units, the Grantee shall certify on a form acceptable to the Committee that the Grantee is, and at all times during and after Employment has been, in compliance with the Restrictive Covenants and all other agreements between the Grantee and the Company or any of its Affiliates. If the Company determines that the Grantee is not, or at any time during or after Employment has not been, in compliance with one or more of the Restrictive Covenants or with the provisions of any agreement between the Grantee and the Company or any of its Affiliates, and such non-compliance has not been authorized in advance in a specific written waiver from the Company or the applicable party, the Committee may cancel any unpaid Stock Units. The Company shall also have the following (and only the following) additional remedies:

(a)

During the six months after any delivery of Shares pursuant to the Stock Units, such delivery may be rescinded at the Company’s option if the Grantee fails, or at any time during or after Employment has failed, to comply in any material respect with the terms of the Restrictive Covenants or of any other agreement with the

Company or any of its Affiliates or if the Grantee breaches, or at any time during or after Employment has breached, any duty to the Company or any of its Affiliates. The Company shall notify the Grantee in writing of any such rescission within one year after such delivery. Within ten days after receiving such a notice from the Company, the Grantee shall remit or deliver to the Company (i) the amount of any gain realized upon the sale of any Shares, (ii) any consideration received upon the exchange of any Shares (or to the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange), and (iii) the number of Shares received in connection with the rescinded delivery.

(b)	The Company shall have the right to offset, against any Shares and any cash amounts due to the Grantee under or by reason of the Grantee’s holding the Stock Units, any amounts to which the Company is entitled as a result of the Grantee’s violation of the terms of the Restrictive Covenants or of any other agreement with the Company or any of its Affiliates or the Grantee’s breach of any duty to the Company or any of its Affiliates; provided, however, that no offset shall accelerate or defer the distribution date of amounts payable under this Agreement in violation of Section 409A of the Code, and any offset in violation of Section 409A shall be null and void. Accordingly, the Grantee acknowledges that (i) the Company may withhold delivery of Shares, (ii) the Company may place the proceeds of any sale or other disposition of Shares in an escrow account of the Company’s choosing pending resolution of any dispute with the Company, and (iii) the Company has no liability for any attendant market risk caused by any such withholding, or escrow, subject, however, to compliance with the requirements of Section 409A of the Code.

The Grantee acknowledges and agrees that the calculation of damages from a breach of any of the Restrictive Covenants or of any other agreement with the Company or any of its Affiliates or of any duty to the Company or any of its Affiliates would be difficult to calculate accurately and that the right to offset or other remedy provided for herein is reasonable and not a penalty. The Grantee further agrees not to challenge the reasonableness of such provisions even where the Company rescinds, delays, withholds or escrows Shares or proceeds or uses those Shares or proceeds as a setoff.

10. Legends, etc. Shares issued upon the lapse of any restrictions on the Stock Units shall bear such legends as may be required or provided for under the terms of the Stockholders Agreement.

11. Transfer of Stock Units. The Stock Units may only be transferred by the laws of descent and distribution, or to a legal representative in the event of the Grantee’s incapacity and in accordance with the terms of the Stockholders Agreement.

12. Withholding. The payment of the Shares and other amounts in accordance with this Agreement will give rise to compensation income which may be subject to Tax withholding. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued Shares in accordance with Section 5 herein and paid cash, Shares or other property in accordance with Section 8 hereof, are subject to the Grantee promptly paying to the

Companies all Taxes required to be withheld. The Administrator may require that the Grantee pay any Tax withholding or other amounts required to be paid by the Companies or any Affiliate with respect to the grant or vesting of the Stock Units or the payment of the Shares or other amounts under this Agreement at such time as the Administrator determines. The Grantee authorizes the Companies and their Affiliates to withhold all required tax withholding amounts from any amounts payable under this Agreement or otherwise owed to the Grantee. Any tax withholding obligation with respect to the payment of Shares shall be satisfied by having Shares withheld up to an amount that does not exceed the minimum applicable withholding Tax.

13. Grant Subject to Plan Provisions. This Award is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The Award and payment of the Stock Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Administrator in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the shares issued under the Plan, (ii) changes in capitalization and (iii) other requirements of applicable law. The Administrator shall have the authority to interpret and construe the Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

14. Effect on Employment. Neither the grant of the Stock Units, nor the issuance of Shares or other payments in accordance with this Agreement, shall give the Grantee any right to be retained in the employ of the Company, Lowerco or any of their Affiliates, affect the right of the Company, Lowerco or any of their Affiliates to discharge or discipline the Grantee at any time, or affect any right of the Grantee to terminate his or her Employment at any time, subject to applicable local law and the terms of any employment agreement.

15. Delay in Payments for Specified Employees. Notwithstanding anything in this Agreement to the contrary, if the Grantee is a “specified employee” of a publicly traded corporation under Section 409A of the Code at the time of separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six months after the separation from service pursuant to Section 409A of the Code, payment of such amount shall be delayed as required by Section 409A of the Code, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If the Grantee dies during the postponement period prior to the payment of postponed amount, the accumulated postponed amount shall be paid to the personal representative of the Grantee’s estate within 60 days after the date of the Grantee’s death.

16. Section 409A. It is intended that the Stock Units awarded hereunder shall be exempt from Section 409A of the Code (and any regulations and guidelines issued thereunder) under the “short-term deferral” exception, and this Agreement shall be interpreted on a basis consistent with such intent. If applicable, payments shall only be made on an event and in a manner permitted by Section 409A of the Code. Each payment under this Agreement is considered a separate payment for purposes of Section 409A of the Code. As provided under Section 409A, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Grantee, the payment will be treated as made upon the date specified hereunder if the payment is made during the first calendar year in which calculation of the amount of the payment is administratively practicable. This Agreement may be amended without the consent of the Grantee in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

17. Nature of Grant; No Entitlement; No Claim for Compensation. The Grantee, in accepting the Stock Units, represents and acknowledges the following:

(a)	The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.

(b)	The grant of the Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c)	All decisions with respect to future awards, if any, will be at the sole discretion of the Administrator.

(d)	The Stock Units and any Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Affiliate (including, as applicable, the Grantee’s Employer) and which are outside the scope of the your employment contract, if any.

(e)	The Stock Units and any Shares acquired under the Plan are not part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

(f)	The Stock Units and the Shares subject to the Stock Units are not intended to replace any pension rights or compensation.

(g)	The Grantee has not been induced to participate in the Plan by any expectation of employment or continued employment with the Company or any of its subsidiaries.

(h)	In the event that the Grantee’s employer is not the Company, the grant of the Stock Units will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Stock Units will not be interpreted to form an employment contract with the Grantee’s Employer or any Affiliate.

(i)	The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Grantee vests in the Stock Units and receives Shares, the value of the acquired Shares may increase or decrease. The Grantee understands that the Companies are not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the Stock Units or the Shares.

(j)	In consideration of the grant of the Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units or diminution in value of the Stock Units or any of the Shares issuable under the Stock Units from termination of the Grantee’s employment by the Company or his or her Employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws) or notice to terminate employment having been given by the Grantee or the Grantee’s Employer, and the Grantee irrevocably releases his or her Employer, the Company and its Affiliates, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such claim.

18. Data Privacy.

(a)	The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by and among, as applicable, the Grantee’s Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b)	The Grantee understands that the Grantee’s Employer, the Company and its Affiliates, as applicable, hold certain personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its Affiliates, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c)

The Grantee understands that the Data may be transferred to the Company, an Affiliate and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

19. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

20. Severability. If any provision of this Agreement, or part thereof, is held to be unenforceable, then it shall be reformed so as to be enforceable consistent with the parties’ intent. Only if such unenforceable provision (or part thereof) cannot be reformed, shall such provision (or part thereof) be severed from this Agreement and such unenforceability will not affect any other provision (or part thereof) of this Agreement.

21. Compliance with Laws, Regulations and Policies. The issuance of Shares pursuant to the vested Stock Units shall be subject to compliance by the Companies and the Grantee with all applicable requirements of law relating thereto (including, without limitation, foreign securities and exchange control requirements). The inability of the Companies to lawfully issue Shares or the inability of the Companies and/or the Grantee to obtain approval from any regulatory body having authority deemed by the Companies to be necessary to the lawful issuance of any Shares hereby shall relieve the Companies of any liability with respect to the non-issuance of the Shares. The Stock Units, and all Shares and other amounts payable pursuant to the Stock Units, are subject to the terms of any applicable clawback and other policies adopted by the Board.

22. Amendment. In addition to the authority to make adjustments pursuant to Section 7(b) of the Plan, the Administrator may modify the terms of the Award as the Administrator deems appropriate, in good faith, to take account of a change in circumstances occasioned by a stock dividend or other similar distribution (whether in the form of stock, other securities or other property), stock split or combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company or an Affiliate or other transaction or event.

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By acceptance of the Stock Units, the undersigned agrees hereby to become a party to, and be bound by the terms of, the Stockholders Agreement as a “Manager” as defined therein.

Executed as of the Date of Grant.

SunGard Capital Corp. and	SUNGARD CAPITAL CORP.
SunGard Capital Corp. II	SUNGARD CAPITAL CORP. II

By:

Grantee

I ACKNOWLEDGE THAT I HAVE RECEIVED A COPY OF THIS AGREEMENT AND CERTAIN RELATED INFORMATION, AND THAT I HAVE READ AND UNDERSTOOD THESE DOCUMENTS, INCLUDING THE RESTRICTIVE COVENANTS SET FORTH IN EXHIBIT A TO THIS AGREEMENT. I ACCEPT AND AGREE TO ALL OF THE PROVISIONS OF THIS AGREEMENT. I AGREE THAT ALL DECISIONS AND DETERMINATIONS OF THE ADMINISTRATOR SHALL BE FINAL AND BINDING ON ME AND ON ANY OTHER PERSON HAVING OR CLAIMING A RIGHT UNDER THIS AGREEMENT.

Victoria E. Silbey

Schedule A

Vesting Schedule

Subject to continued Employment, one-third (1/3) of the Stock Units shall vest on each of December 31, 2013, December 31, 2014 and December 31, 2015.

Exhibit A

Restrictive Covenants

1. The “Restricted Period” means the period during the Grantee’s Employment and continuing until the date that is six months following the final delivery of Shares under this Agreement. The “Post-Termination Restricted Period” is that portion of the Restricted Period beginning on the Grantee’s Date of Termination and ending on the six month anniversary of the date of final delivery of Shares under this Agreement.

2. Except as noted in subsection 2(c),

a. The Grantee will not render services during the Restricted Period for any organization or engage directly or indirectly in any business which, in the judgment and sole determination of the CEO or another senior officer designated by the Committee, is or becomes competitive with any business of the Company and/or its Affiliates (together, for purposes of this Exhibit A, “Company”) with respect to which the Grantee had significant involvement or responsibility during his or her Employment (the “Grantee’s Business”), or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company with respect to the Grantee’s Business. The foregoing covenant shall apply to any such business or organization that operates in the same geographic location anywhere in the world in which the Grantee’s Business operates, unless Grantee’s responsibilities were limited to a defined territory or market. If Grantee’s responsibilities were limited to a defined territory or market, then this covenant will apply only to any territory or market for which Grantee was responsible during the last two years of Grantee’s employment with the Company. If the Grantee’s Employment with the Company has terminated, the judgment of the CEO or other designated officer will be based on the Grantee’s position and responsibilities while employed by the Company, the Grantee’s post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect on the Company’s customers, suppliers, employees and competitors of the Grantee’s assuming the post-employment position and such other considerations as are deemed relevant given the applicable facts and circumstances.

b. During the Restricted Period, the Grantee will not solicit or contact at any time, directly or through others, for the purpose or with the effect of competing or interfering with or harming any part of the Company’s business, (a) any customer or acquisition target under contract with the Company at any time during the last two years of the Grantee’s Employment with the Company; (b) any prospective customer or acquisition target that received or requested a proposal, offer or letter of intent from the Company at any time during the last two years of the Grantee’s Employment with the Company; (c) any affiliate of any such customer or prospect; and (d) any of the individual contacts established by the Company or the Grantee or others at the Company during the period of the Grantee’s Employment with the Company.

c. The foregoing covenants shall apply to the Post-Termination Restricted Period only if Grantee was not a resident of California on the Grantee’s Date of Termination and is not a resident of California during the Post-Termination Restricted Period.

3. At all times during the Grantee’s Employment and after the Grantee’s Date of Termination, the Grantee will not disclose to anyone outside the Company, or use other than in and for the sole benefit of the Company’s business, any confidential or proprietary information or material relating to the business of the Company (“Proprietary Information”), acquired or developed by the Grantee during Employment with the Company. The Grantee understands that the Company’s Proprietary Information includes, by way of example and not limitation, the following information that is not generally available to the public nor readily ascertainable by the public, which has been subject to reasonable procedures of confidentiality, and has value to the Company’s business and, if disclosed, likely would have value to the business of the Company’s competitors: (a) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts; (b) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (c) pricing policies, information about costs, profits and sales, methods of delivering software and services, marketing and sales strategies, and software and service development strategies; (d) source code, object code, specifications, user manuals, technical manuals and other documentation for software products; (e) screen designs, report designs and other designs, concepts and visual expressions for software products; (f) employment and payroll records; (g) forecasts, budgets, acquisition models and other non-public financial information; and (h) expansion plans, business or development plans, management policies, information about possible acquisitions or divestitures, potential new products, markets or market extensions, and other business and acquisition strategies and policies. Proprietary Information does not include information that is generally available to, or known by, the public without violation of any applicable trade secret law or breach of a contractual covenant of confidentiality by Employee or any current or former employee, contractor or others in such relationships with the Company.

4. The Grantee will promptly communicate to the Company, in writing, all marketing strategies, product ideas, software designs and concepts, software enhancement and improvement ideas, and other ideas and inventions (collectively, “works and ideas”) pertaining to the Company’s business, whether or not patentable or copyrightable, that are made, written, developed, conceived or reduced to practice by the Grantee, alone or with others, at any time (during or after business hours) while the Grantee is employed by the Company or during the three months after the Grantee’s Date of Termination. The Grantee understands that all of those works and ideas will be the Company’s exclusive property, and by accepting the Stock Units the Grantee hereby assigns all the Grantee’s right, title and interest in those works and ideas to the Company. The Grantee will sign all documents which the Company deems necessary to confirm its ownership of those works and ideas, and the Grantee will cooperate fully with the Company to allow the Company to take full advantage of those works and ideas, including the securing of patent and/or copyright protection and/or other similar rights in the United States and in foreign countries. Works and ideas, whether or not patentable or copyrightable, made, written, developed, conceived or reduced to practice by the Grantee, alone or with others, not subject to compelled assignment under this Section 4 are those that meet each of the following criteria: (a) are or were developed entirely on Grantee’s own time; and (b) are or were developed without use of any equipment, supplies, facility or Proprietary Information of the Company; and (c) (i) do not relate, at the time made, written, developed, conceived or reduced to practice, to the Company’s business or its actual or demonstrably anticipated research, development or business plans, or (ii) do not result from any service provided or work performed by Grantee for the Company.

5. During the Restricted Period, the Grantee will not solicit or encourage, directly or indirectly,

a. any individual who is an employee or independent contractor of the Company during the Restricted Period (“Service Provider”), and also was an employee or independent contractor of the Company within the six months before Grantee’s Date of Termination, to terminate or reduce such employee’ or independent contractor’s relationship with the Company.

b. by use of any Proprietary Information, any Service Provider to terminate or reduce his, her or its employment or independent contractor relationship with the Company.

6. If any provision of this Exhibit A, or part thereof, is held to be unenforceable due to being overbroad with respect to time, geography or scope, then it shall be reformed so as to be enforceable consistent with the Company’s intent to award Stock Units only to Grantees who are contractually bound to protect, to the maximum extent permitted by applicable law, the Company’s Proprietary Information, business goodwill, relationships with customers, prospective customers, vendors and Service Providers, as well as the Company’s works and ideas. Only if such unenforceable provision (or part thereof) cannot be reformed, shall such provision (or part thereof) be severed from this Exhibit A and such unenforceability will not affect any other provision (or part thereof) of this Exhibit A or the Agreement of which this Exhibit A is a part.